Exhibit 10.1

KUHLMAN COMPANY, INC.

I.	Investor Relations Contact: James Palczynski or Joe Teklits Integrated Corporate Relations, Inc. (203) 682-8200

Company Contact: Scott Kuhlman Kuhlman Company, Inc. (612) 767-2401

II.  KUHLMAN COMPANY SECURES $1.75 MILLION OF NEW FINANCING

-- Company to Shift Management Responsibilities --

Minneapolis, Minnesota - September 25, 2006 - Kuhlman Company, Inc. (AMEX:KUL), a provider of European-inspired, tailored clothing for men and women, today reported that it has closed on a $1.75 Million offering of convertible debentures with an investment group led by Cornell Capital. Under the terms of the financing, $1 million of the financing, net of transaction expenses, was funded at closing; the remaining $750,000 of the financing, net of transaction expenses, will be provided when the Company obtains shareholder approval of the transaction. A Special Shareholder Meeting in connection with the financing will be held in early November.

The three-year convertible debentures carry a coupon rate of eight percent (8.0%). Additionally, for the first 18 months under the terms of the financing, Cornell Capital shall retain a right of first refusal for any additional financing the Company may pursue. As part of the financing, founders Scott and Susan Kuhlman, and Board Member Jon Sabes, provided 2.5 million shares and 500 thousand shares, respectively, of personally-held Company stock into an escrow account with Cornell Capital as collateral for the financing. Additional future financing and/or substantial restructuring of the Company’s current payables and certain other obligations will be required to ensure the viability of the Company.

Scott Kuhlman, commented, “We are very pleased with the ongoing support we have received from the investment community. We remain confident that, if we can address current cash flow concerns and focus on our most profitable stores, we have a unique and compelling opportunity to build a national chain of specialty retail locations and a vibrant wholesale business that serves both the fashion and value needs of today’s discriminating consumer.”

The Company also announced that Luis Padilla has vacated his position as Chief Executive Officer to pursue other career opportunities. He will remain a member of the Board of the Directors and continue as an important strategic and operational consultant to the Company. Scott Kuhlman, the Company’s founder, will resume his role as Chief Executive Officer. Additionally, the Company announced that it has retained the firm of Adams, Monahan and Sankovitz, LLP, which will assist the Company’s finance department in structuring an effective solution to and management of its store locations, payables and cash flows.

Mr. Padilla commented, “I am proud to have contributed to Kuhlman’s development and remain convinced that this concept and product line have a tremendous opportunity. I am looking forward to staying involved in the development of the Company as a member of the Board of Directors.”

  Scott Kuhlman, Chief Executive Officer, said, “We are deeply grateful to Luis for his contributions. We have benefited from his expertise and advice in our operations, product line development, and in our financing activities. His leadership, which we are pleased will continue with his role as a member of our board, has helped prepare us for the next stage of our strategy, in which we will focus on cash-flow management and operational efficiency.”

About Kuhlman Company, Inc.
Kuhlman is a specialty retailer and wholesale provider of branded men's and women's apparel, through company-owned retail stores and under private labels through other large retailers. Kuhlman opened its first retail store in July 2003 and now operates 32 retail stores in 15 states and the District of Columbia. Kuhlman has approximately 150 employees and its corporate office is located in Minneapolis, MN. Additional information regarding Kuhlman and its apparel, and store locations can be found at http://www.kuhlmancompany.com.

III.  Forward-Looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for our business. Although our management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of su2ch plans, objectives and expectations involve risks and uncertainties and our actual future results may be materially different from the plans, objectives and expectations expressed in these forward-looking statements. Specific factors that might cause actual results to differ from our current expectations include, but are not limited to:

•	our ability to anticipate and identify style trends
•	our ability to identify and secure favorable retail locations
•	our ability to establish successful vendor relationships and obtain quality products on a timely basis
•	our ability to hire and develop successful retail salespeople and managers
•	our ability to identify and develop additional wholesale relationships
•	our ability to compete successfully against other retailers and market our styles in a profitable manner, and
•
other factors expressed in our periodic filings with the United States Securities and Exchange Commission, specifically including those risk factors contained in the Company’s current report on Form 8-K filed on June 16, 2005.

For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in our forward-looking statements included in release will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by the Company or any other person that the Company’s objectives and plans will be achieved in any specified time frame, if at all. The Company does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.